EXECUTIVE EMPLOYMENT AGREEMENT

DATED AS OF OCTOBER 20, 2010

BETWEEN

COMMAND CENTER, INC.

AND

JEFF R. MITCHELL

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) made effective as of the 20th day of October, 2010 (the “Effective Date”), by and between COMMAND CENTER, INC., a Washington corporation (hereinafter called “Company”) and JEFF R. MITCHELL, an individual (hereinafter called “Executive”).

RECITALS

           Company desires to employ Executive and Executive desires to become employed by Company, all on the terms and conditions hereinafter set forth.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and of the mutual covenants set forth in this Agreement, the parties hereto agree as follows:

1.           Employment.

Subject to the terms and conditions of this Agreement, Company hereby employs Executive, and Executive hereby accepts such employment, as the Chief Financial Officer of Company and in such other capacities and for such other duties and services as will from time to time be mutually agreed upon by Company and Executive, consistent with the position of the Chief Financial Officer and reporting directly to the Company’s Chief Executive Officer and the Company’s Board of Directors.

2.           Full Time Occupation.

Executive will devote Executive's entire business time, attention, and efforts as reasonably necessary to the performance of Executive's duties under this Agreement, and will serve Company faithfully and diligently.  Executive may serve on the board of directors of a noncompeting company and, if approved in advance by the CEO, may accept limited consulting assignments, but otherwise will not engage in any other employment while employed by Company.

3.           Base Salary.

(a)           Salary.   During the Employment Period (as defined herein), Company will pay to Executive, as full compensation for the services rendered by Executive, a base salary of not less than $185,000 per annum (“Base Salary”).

(b)           Annual Review.  Not less often than annually, the Compensation Committee will review and evaluate the Base Salary and other elements of compensation provided to Executive and make any changes that are beneficial to Executive which the Committee, in its sole and absolute discretion, determines to be appropriate.

4.           Base Bonus Plan.

(a)           Bonus.   In addition to the Base Salary, Executive will be eligible to receive annual bonus compensation consisting of the Base Bonus and the Acquisition Bonus. The Acquisition Bonus is addressed in Section 5 of this Agreement.  The maximum amount of the Base Bonus will be equal to the greater of 100% of the annual Base Salary or $200,000.

(b)           Components of the Base Bonus.  The Base Bonus will consist of three components: (i) the EBITDA Growth Component, (ii) the Operational Parameters Component, and (iii) the Personal Performance Component.  The EBITDA Growth Component will consist of up to 50% of the maximum Base Bonus and will be based upon year over growth in the Company’s earnings before interest, taxes, depreciation and amortization, computed according to generally accepted accounting principles.  The Operational Parameters Component will consist of up to 25% of the maximum Base Bonus and will be based upon the same parameters as are included in the incentive plan of the company’s regional vice presidents, as those parameters may be changed from time to time, measured on a company-wide basis. The Personal Performance Component will consist of up to 25% of the maximum Base Bonus and will be based upon the attainment of personal performance objectives that will be agreed upon between the CEO and Employee within 60 days of signing of this contract and each anniversary thereafter.

(c)           Development of Component Specifics.  Within 20 days after the first day of each fiscal year, Company’s CEO, Executive and the Compensation Committee will develop and agree upon the specifics of each Component of the Base Bonus for the fiscal year, measured quarterly.  The agreement shall be reduced to writing and signed by each the CEO, Executive and the Chairman of the Compensation Committee.  The words “Compensation Committee” as used herein, shall mean the Compensation Committee of the Board of Directors of the Company or, if there is no Compensation Committee, shall refer to the entire Board of Directors.  If after dedicated effort Executive, the CEO and the Compensation Committee are not able to reach unanimous agreement on the specifics of each Component, the Components will remain the same as the preceding year.

(d)           Payment of Bonus.  The Base Bonus will be paid quarterly within 15 days following the filing of the Company’s SEC report on Form 10-Q, or in the case of the fourth quarter on Form 10-K.  For the first two fiscal quarters of the term of this Agreement, Executive will be deemed to qualify for the maximum Base Bonus.  Bonus payments for the first and last fiscal quarters of the Employment Period (as hereafter defined) will be prorated based upon the number of days Executive is employed in the quarter compared to the total number of days in the quarter.

5.           Acquisition Bonus.

(a)           Bonus.   In addition to the Base Bonus, Executive shall be eligible for an Acquisition Bonus, based upon the gross margin realized by the Company directly from an entity acquired by the Company, for each acquisition identified, investigated, evaluated and negotiated by Executive and consummated by the Company.  For purposes of the Acquisition Bonus, an acquisition shall consist of a transaction approved by the board of directors and the CEO, in which the company, pursuant to an executed purchase contract, acquires and retains from an unaffiliated entity revenue producing assets, whether tangible or intangible, or both.  With respect to each acquisition, the Acquisition Bonus shall apply to the first two years following the date of consummation of the acquisition transaction.  “Gross margin” shall be computed according to generally accepted accounting principles in the same manner that Company computes gross margin on its profit and loss statements filed with the SEC

(b)           Exhibit A.  Exhibit A, which is attached to and made a part of this Agreement, sets forth the applicable percentages for various levels of gross margins to be utilized in computing the Acquisition Bonus.

(c)           Payment.  With respect to each acquisition, the Acquisition Bonus shall be paid within 20 days following each of the first two anniversaries of the consummation of the acquisition transaction.

6.           Stock Grant.  As of the Effective Date, Executive will be awarded 250,000 shares of common stock of the Company, $0.001 par value.  The shares awarded will be restricted securities under Rule 144.

7.           Stock Options.

(a)           Initial Grant.  Executive is hereby awarded options to acquire 500,000 shares of the Company’s common stock, $0.001 par value at the closing price of the shares on the Effective Date.  These options shall be fully vested on the date of the grant.  Executive acknowledges receipt of a copy of the 2008 Stock Incentive Plan pursuant to which the options are awarded, the Prospectus and the Registration Statement.  Exhibit B, which is attached hereto and incorporated into this Agreement by reference, sets forth the terms and conditions of the award.  Exhibit B shall be binding upon the parties only when it has been executed by Executive and on behalf of the Company.

(b)           Stock Options and Other Incentive Based Awards.  In the sole and absolute discretion of the Compensation Committee, Executive may become eligible for future option awards on such terms and conditions as the Committee directs, and on the same basis as other executive officers of the Company.

8.           Relocation Expenses.  For cost incurred in relocating to the Post Falls, Idaho area, Company will reimburse Executive for moving and relocation costs, house hunting trips and closing costs in an amount up to $30,000.  Company will reimburse Executive for pre-approved and reasonable temporary housing costs in an amount up to $20,000.

9.           Other Benefits.

(a)           Reimbursement.    During the Employment Period, Company will reimburse Executive for all travel and entertainment expenses and other ordinary and necessary business expenses incurred by Executive in connection with the business of Company and Executive's duties under this Agreement.  The term “business expenses” will not include any item not deductible by Company for federal income tax purposes.  To obtain reimbursement, Executive will submit to Company receipts, bills, or sales slips for the expenses incurred.

(b)           Professional Memberships and Continuing Professional Education.  Company will pay for dues and fees required for any professional licenses maintained by Executive, membership in professional or industry associations, continuing education requirements associated with any professional license and conferences and seminars commonly attended by executives in similar companies.

(c)           Vacation.  Executive will be entitled to four weeks paid vacation each year.

(d)           Other Benefits.    During the Employment Period, Executive will be entitled to participate in any group insurance, pension, retirement, vacation, expense reimbursement, stock option, and other plans, programs, and benefits approved by the Compensation Committee and made available from time to time to executive employees of Company generally during the term of Executive's employment hereunder.  The foregoing will not obligate Company to adopt or maintain any particular plan, program, or benefit.

10.         Board of Directors.  As of the Effective Date, Executive is appointed to the Company’s Board of Directors.  For subsequent terms, prior to any annual meeting of the shareholders, Company will request the Board of Directors to nominate Executive for election to the Board.

11.         Term of Employment.

(a)           Employment Term.  The term of Executive's employment hereunder will commence on the Effective Date and will continue for a period of three years following the Effective Date, unless and until terminated by either party pursuant to the terms of this Agreement (such period and any extensions thereof, the “Employment Period”).  The term of Executive's employment hereunder will automatically renew for successive one-year terms, unless and until terminated by either party giving written notice to the other not less than 30 days prior to the end of the then-current term or as otherwise set forth in this Agreement.

(b)           Termination Under Certain Circumstances.    Notwithstanding anything to the contrary herein contained:

(i)           Death.  Executive's employment will be automatically terminated, without notice, effective upon the date of Executive's death.

(ii)           Disability.  If Executive will fail to perform any of Executive’s job duties under this Agreement as the result of illness or other incapacity, with or without reasonable accommodation, for a period of more than eight consecutive weeks, or for more than eight weeks within any six-month period, as determined by Company, Company may, at its option, and upon notice to Executive, terminate Executive's employment effective on the date of that notice.

(iii)           Cause.  Company may terminate Executive’s employment during the Employment Period for Cause.  For purposes of this Agreement, “Cause” will mean any of the following:

(1)           Executive’s indictment for, or conviction of, a crime involving moral turpitude whether or not relating to Company;

(2)           gross negligence or willful misconduct by Executive in the performance of his duties as an employee of Company;

(3)           the association, directly or indirectly, of Executive, for his profit or financial benefit, with any person, firm, partnership, association, entity, or corporation that competes with Company;

(4)           the disclosing or using of any material Confidential Information (as hereinafter defined) of Company at any time by Executive, except as required in connection with his duties to Company;

(5)           the breach by Executive of his fiduciary duty or duty of trust to Company, including, but not limited to, the commission by Executive of an act of fraud or embezzlement against Company;

(6)           chronic absenteeism;

(7)           substance abuse; or

(8)           any other material breach by Executive of any of the terms or provisions of this Agreement, which other material breach is not cured within ten business days of notice by the Company.

(iv)         Change of Control.  In the event of a Change of Control (as defined below), Company or Executive may, each at their respective options, upon written notice to the other, terminate Executive’s employment by providing the other party with 30 days' written notice after the effective date of the Change of Control.  For the purposes of this Agreement, a “Change in Control” will be deemed to have occurred if and when:

(1)           Turnover of Board.  The following individuals no longer constitute a majority of the members of the Board of Directors of Company:  (1) the individuals who, as of the Effective Date, constitute the Board of Directors of Company (the “Current Directors”); (2) the individuals who thereafter are elected to the Board of Directors of Company and whose election, or nomination for election, to the Board of Directors of Company was approved by a vote of at least two-thirds (2/3) of the Current Directors then still in office (such directors becoming “Additional Directors” immediately following their election); and (3) the individuals who are elected to the Board of Directors of Company and whose election, or nomination for election, to the Board of Directors of Company was approved by a vote of at least two-thirds (2/3) of the Current Directors and Additional Directors then still in office (such directors also becoming Additional Directors immediately following their election);

(2)           Tender Offer.  A tender offer or exchange offer is made whereby the effect of such offer is to take over and control Company, and such offer is consummated for the equity securities of Company representing 20% or more of the combined voting power of Company’s then outstanding voting securities;

(3)           Merger or Consolidation.  The shareholders of Company will approve a merger, consolidation, recapitalization, or reorganization of Company, or consummation of any such transaction if shareholder approval is not obtained, other than any such transaction that would result in at least 75% of the total voting power represented by the voting securities of the surviving entity outstanding immediately after such transaction being beneficially owned by the holders of outstanding voting securities of Company immediately prior to the transaction, with the voting power of each such continuing holder relative to other such continuing holders not substantially altered in the transaction; or

(4)           Liquidation or Sale of Assets.  The shareholders of Company will approve a plan of complete liquidation of Company or an agreement for the sale or disposition by Company of all or a substantial portion of Company's assets (i.e., 50% or more of the total assets of Company) to another person or entity, which is not a wholly owned subsidiary of Company

(v)          Without Cause

(1)           Executive may terminate this Agreement at any time upon giving to Company written notice sixty days in advance of the proposed termination date.

(2)           Company may terminate this Agreement at any time before the expiration of this Agreement without cause by giving to Executive written notice sixty days in advance of the proposed termination date.

(vi)         Result of Termination.

(1)           In the event of the termination of Executive's employment by Company for cause (pursuant to Section 11(b)(iii)) or  by Executive without cause (Section 11(b)(v)(1) above), Executive will receive no further compensation under this Agreement following the date of termination.  For the fiscal quarter which includes the date of termination, the Base Bonus and the Acquisition Bonus will be prorated to the date of termination.

(2)           In the event of the termination of Executive's employment as the result of death or disability (pursuant to Section 11(b)(i) or 11(b)(ii) above), Executive or Executive’s personal representative or estate will continue to receive Executive’s Base Salary, Base Bonus  and Acquisition Bonus during the six-month period following the date of termination of Executive’s employment.  The Acquisition Bonus, as referred to in the preceding sentence, shall include only those transactions that have been consummated on or before the date of termination of employment.

(3)           In the event of the termination of Executive’s employment as the result of change of control (pursuant to Section 11(b)(iv) above), Executive will continue to receive his Base Salary,  the maximum Base Bonus and the Acquisition Bonus for the remainder of the then-current contract term following the date of termination of Executive’s employment pursuant to this Agreement.  The Acquisition Bonus, as referred to in the preceding sentence, shall include only those transactions that have been consummated on or before the date of termination of employment.

(4)           In the event of termination of Executive’s employment during the initial three year term by Company without cause (pursuant to Section 11(b)(v)(2) above), Executive will continue to receive his Base Salary, maximum Base Bonus and the Acquisition Bonus for the remainder of the then-current contract term following the date of termination of Executive’s employment.  The Acquisition Bonus, as referred to in the preceding sentence, shall include only those transactions that have been consummated on or before the date of termination of employment.

(5)           Executive will continue to be bound by Sections 12 and 13 of this Agreement following termination of Executive’s employment on any basis set forth in this Section 11(b).

12.         Competition and Confidential Information.

(a)           Non-Competition.    During the term of Executive’s employment with Company and for the period ending on the latter of: (i) 12-months after the termination of Executive’s employment with Company, regardless of the reason therefor, or (ii) 12 months after the final payment of compensation to Executive pursuant to this Agreement, Executive will not (whether directly or indirectly, as owner, principal, agent, stockholder, director, officer, manager, executive, partner, participant, or in any other capacity) engage or become financially interested in any competitive business conducted within the Restricted Territory or solicit, canvas, or accept, or authorize any other person, firm, or entity to solicit, canvas, or accept, from any customers of Company or its subsidiaries, any business within the Restricted Territory for Executive or for any other person, firm, or entity.  As used herein, “customers of Company” will mean any persons, firms, or entities that purchased goods or services from Company during the Employment Period; “competitive business” will mean any business which sells or provides or attempts to sell or provide products or services the same as or substantially similar to the products or services sold or provided by Company or any of its subsidiaries; and the “Restricted Territory” will mean the United States or, in the alternative, in the event any reviewing court finds the United States to be overbroad or unenforceable, within 25 miles of any existing or proposed office location of Company.

(b)           Confidential Information.   Executive will maintain in strict secrecy all confidential or trade secret information relating to the business of Company or any of its subsidiaries (the “Confidential Information”) obtained by Executive in the course of Executive’s employment, and Executive will not, unless first authorized in writing by Company, disclose to, or use for Executive's benefit or for the benefit of any person, firm, or entity at any time either during or subsequent to the term of Executive's employment with Company, any Confidential Information, except as required in the performance of Executive's duties on behalf of Company.  For purposes hereof, “Confidential Information” will include, without limitation, any trade secrets, knowledge, or information with respect to processes, policies plans and objectives; any business methods or forms; any names or addresses of customers or data on customers or suppliers; and any financial and operational goals and budgets.  Confidential Information may include information prepared by or under the direction of Executive.

(c)           Return of Equipment, Data, Books and Papers.   Upon the termination of Executive's employment with Company for any reason, Executive will deliver promptly to Company all data, reports, manuals, memoranda, drawings, plans and specifications; all cost, pricing, and other financial data; all customer information; all marketing and sales plans, materials and proposals; all other written or printed materials, as well as all data and information which is electronically stored in any medium, all of which are the property of Company; and all other materials which may contain Confidential Information relating to the business of Company or any of its subsidiaries, which Executive may then have in Executive's possession whether prepared by Executive or not.  Upon termination of employment, Executive shall also immediately return to Company all computers, telephones and other equipment belonging to Company in Executive’s possession.

(d)           Disclosure of Information.   Executive will disclose promptly to Company, or its nominee, any and all ideas, designs, processes, and improvements of any kind relating to the business of Company or any of its subsidiaries, whether patentable or not, conceived or made by Executive, either alone or jointly with others, during working hours or otherwise, during the entire period of Executive's employment with Company, or within six months thereafter.

(e)           Assignment.   Executive hereby assigns to Company or its nominee, the entire right, title, and interest in and to all discoveries and improvements, whether patentable or not, which Executive may conceive or make during Executive's employment with Company, or within six months thereafter, and which relate to the business of Company or any of its subsidiaries.

(f)           Equitable Relief.   In the event a violation of any of the restrictions contained in this Section 12 is established, Company will be entitled to preliminary and permanent injunctive relief as well as damages and an equitable accounting of all earnings, profits, and other benefits arising from such violation, which right will be cumulative and in addition to any other rights or remedies to which Company may be entitled.  In the event of a violation of any provision of this Section 12, the period for which those provisions would remain in effect will be extended for a period of time equal to that period beginning when such violation commenced and ending when the activities constituting such violation will have been finally terminated in good faith.

(g)           Restrictions Separable.  Each and every restriction set forth in this Section 12 is independent and severable from the others, and no such restriction will be rendered unenforceable by virtue of the fact that, for any reason, any other or others of them may be unenforceable in whole or in part.

(h)           No Violation.   The execution and delivery of this Agreement and the performance of Executive’s services contemplated hereby will not violate or result in a breach by Executive of, or constitute a default under, or conflict with: (i) any provision or restriction of any employment, consulting, or other similar agreement; (ii) any agreement by Executive with any third party not to compete with, solicit from, or otherwise disparage such third party; (iii) any provision or restriction of any agreement, contract, or instrument to which Executive is a party or by which Executive is bound; or (iv) any order, judgment, award, decree, law, rule, ordinance, or regulation or any other restriction of any kind or character to which Executive is subject or by which Executive is bound.  Executive agrees to indemnify and hold Company and each of its officers, directors, stockholders, employees, and agents (each an “Indemnitee”) harmless for, from, and against any and all damages, losses, liabilities, fines, penalties, costs, and expenses (including, without limitation, reasonable counsel fees, costs, and expenses) incurred in the investigation, defense, or settlement with respect to or arising out of any demand, claim, inquiry, investigation, proceeding, action, or cause of action that any Indemnitee may suffer or incur by reason of any breach of this Section 12.

13.         Miscellaneous.

(a)           Notices.   All notices, requests, demands, and other communications required or permitted under this Agreement will be in writing and will be deemed to have been duly given and received: (i) if mailed by registered or certified mail, three business days after deposit in the United States mail, postage prepaid, return receipt requested; (ii) upon confirmation of a receipt of a facsimile or e-mail transmission; (iii) if hand delivered, upon delivery against receipt or upon refusal to accept the notice; or (iv) if delivered by a standard overnight courier, one business day after deposit with such courier, postage prepaid, in each case, addressed to such party at the address set forth below:

(i)           If to Company:

Command Center, Inc.
3773 W Fifth Avenue
Post Falls, Idaho 83854
Fax: 208-777-0428
Attn:  Glenn Welstad

with a copy to:

Command Center, Inc.
3773 W Fifth Avenue
Post Falls, Idaho 83854
Fax: 208-777-0428
Attn:  Ronald Junck

(ii)          If to Executive:

Jeff R. Mitchell

2421 E Grandview

Coeur d’Alene, Idaho 83815

Either party may change the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 13(a) for the giving of notice.

(b)           Indulgences.   Neither any failure nor any delay on the part of either party to exercise any right, remedy, power, or privilege under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right, remedy, power, or privilege preclude any other or further exercise of the same or of any other right, remedy, power, or privilege, nor will any waiver of any right, remedy, power, or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power, or privilege with respect to any other occurrence.

(c)           Controlling Law, Jurisdiction and Venue.   This Agreement and all questions relating to its validity, interpretation, performance, and enforcement will be governed by and construed in accordance with the laws of the State of Idaho, notwithstanding any Idaho or other conflict-of-interest provisions to the contrary.  Jurisdiction of and venue for any legal action between the parties shall be in the state and federal courts serving Kootenai County, Idaho and the parties hereby consent to such jurisdiction and venue.

(d)           Binding Nature of Agreement.   This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors, and assigns except that no party may assign or transfer such party's rights or obligations under this Agreement without the prior written consent of the other party.

(e)           Execution in Counterparts.   This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original as against any party whose signature appears thereon, and all of which will together constitute one and the same instrument.  This Agreement will become binding when one or more counterparts hereof, individually or taken together, will bear the signatures of the parties reflected hereon as the signatories.

(f)           Provisions Separable.   The provisions of this Agreement are independent of and separable from each other, and no provision will be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

(g)           Entire Agreement.   This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements, and conditions, express or implied, oral or written, except as herein contained.  The express terms hereof control and supersede: (a) any course of performance and/or usage of the trade inconsistent with any of the terms hereof; and (b) any provision of any other plan or agreement maintained by Company for the benefit of its employees generally inconsistent with any of the terms hereof.  This Agreement may not be modified or amended other than by an agreement in writing signed by the parties hereto.

(h)          Paragraph Headings.    The paragraph headings in this Agreement are for convenience only; they form no part of this Agreement and will not affect its interpretation.

(i)           Gender.  Words used herein, regardless of the number and gender specifically used, will be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires.

(j)           Number of Days.    In computing the number of days for purposes of this Agreement, all days will be counted, including Saturdays, Sundays, and holidays; provided, however, that if the final day of any time period falls on a Saturday, Sunday, or holiday, then the final day will be deemed to be the next day which is not a Saturday, Sunday, or holiday.

IN WITNESS WHEREOF, the parties hereto have executed this Executive Employment Agreement as of Effective Date.

COMMAND CENTER, INC., a Washington
corporation

By:	/s/ Glenn Welstad
Glenn Welstad, Chief Executive Officer

Date:	October 20, 2010

EXECUTIVE

/s/ Jeff R. Mitchell
Jeff R. Mitchell, an individual

Date:	October 20, 2010

Exhibit A
Acquisition Bonus
Sliding Scale

Year 1			Year 2
Acquired GM $'s Range			Acquired GM $'s Range
Minimum	Maximum	Bonus %	Minimum	Maximum	Bonus %
$-	$4,999,999	5.00%	$-	$4,999,999	2.50%
$5,000,000	$9,999,999	4.00%	$5,000,000	$9,999,999	2.00%
$10,000,000	$14,999,999	3.00%	$10,000,000	$14,999,999	1.50%
$15,000,000	$19,999,999	2.00%	$15,000,000	$19,999,999	1.00%
$20,000,000	Beyond	1.00%	$20,000,000	Beyond	0.50%

Example #1
Command Center acquires the accounts of Company A.  The Gross Margin generated from those acquired accounts in Years #1, #2 and #3 are $3,000,000, $4,000,000 and $5,000,000 respectively.  The calculation would be as follows:

Year	GM $'s	Company	Employee %	Company $	Employee $
#1	$3,000,000	95.00%	5.00%	$2,850,000	$150,000
#2	$4,000,000	97.50%	2.50%	$3,900,000	$100,000
#3	$5,000,000	100.00%	0.00%	$5,000,000	$-

Totals over 3 years		$12,000,000		$11,750,000	$250,000	2.08%

Example #2
Command Center acquires the accounts of Company B.  The Gross Margin generated from those acquired accounts in Years #1, #2 and #3 are $6,000,000, $8,000,000 and $11,000,000 respectively.  The calculation would be as follows:

Year	GM $'s	Company %	Employee %	Company $	Employee $
#1	$4,999,999	95.00%	5.00%	$4,749,999	$250,000
	$1,000,001	96.00%	4.00%	$960,001	$40,000
	$6,000,000			$5,710,000	$290,000

#2	$4,999,999	97.50%	2.50%	$4,874,999	$125,000
	$3,000,001	98.00%	2.00%	$2,940,001	$60,000
	$8,000,000			$7,815,000	$185,000

#3	$4,999,999	100.00%	0.00%	$4,999,999	$-
	$5,000,000	100.00%	0.00%	$5,000,000	$-
	$1,000,001	100.00%	0.00%	$1,000,001	$-
	$11,000,000			$11,000,000	$-

Grand Totals	$25,000,000			$24,525,000	$475,000	1.90%